Exhibit 10.2

AMENDMENT NO. 3 TO CREDIT AGREEMENT AND GUARANTY

This AMENDMENT NO. 3 TO CREDIT AGREEMENT AND GUARANTY, dated as of June 16, 2020 (this “Amendment”), is made by and among VAPOTHERM, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower that are signatories hereto, the Lenders signatories hereto and PERCEPTIVE CREDIT HOLDINGS II, LP, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Credit Agreement (defined below).

W I T N E S S E T H:

WHEREAS, the Borrower, certain Subsidiary Guarantors, the Administrative Agent and the Lenders have entered into that certain Credit Agreement and Guaranty, dated as of April 6, 2018 (as amended or otherwise modified, the “Credit Agreement”);

WHEREAS, pursuant to Section 3.03 of the Credit Agreement, the Borrower is required to pay the Prepayment Premium upon the prepayment of all or any portion of the Loans;

WHEREAS, the parties to the Credit Agreement have agreed, among other things, to clarify the calculation of the Prepayment Premium and to amend the Credit Agreement accordingly;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

SECTION 1.1. Amendments to Section 1.01. Effective on the Third Amendment Effective Date (as defined below), Section 1.01 of the Credit Agreement is hereby amended as follows:

(a)	Each of the following definitions in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Prepayment Premium” means with respect to any prepayment of principal of the Loans referenced in clause (a) or (b) of Section 3.03 occurring (i) on or prior to the second anniversary of the Closing Date, an amount (not to be less than zero) such that the Return on the principal amount being prepaid pursuant to such prepayment is at least equal to a twenty percent (20%) Annualized Internal Rate of Return for the Lenders, (ii) at any time after the second anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date, an amount (not to be less than zero) such that the Return on the principal amount being prepaid pursuant to such prepayment is at least equal to a seventeen percent (17%) Annualized Internal Rate of Return for the Lenders, and (iii) at any time after the fourth anniversary of the Closing Date and prior to the Maturity Date, an amount (not to be less than zero) such that the Return on the principal amount being prepaid pursuant to such prepayment is at least equal to a fifteen percent (15%) Annualized Internal Rate of Return for the Lenders.

ny-1936167

“Return” means, at the time of any prepayment of the type described in clause (a) or (b) of Section 3.03, an amount equal to the sum of (in each case without duplication) (i) all amounts that will be paid to the Lenders in cash at the time of such prepayment, including amounts required to be paid pursuant to Section 3.03 in respect of interest, fees and Prepayment Premiums as a result of such prepayment (but excluding any portion of such prepayment constituting principal or any portion of interest to the extent accrued at the Default Rate), plus, (ii) without duplication, (x) with respect to the portion of such prepayment constituting principal, all amounts paid in cash to the Lenders prior to the time of such prepayment, including in respect of interest, fees and Prepayment Premiums (but excluding any portion of interest to the extent accrued at the Default Rate), and (y) the aggregate Warrant Return received by the Lenders as of the time of such prepayment; provided that allocations of interest, fees, Prepayment Premiums or other applicable amounts will be pro-rated on the basis of the principal amount being prepaid relative to the aggregate original principal amount of Loans made hereunder as of the time of any applicable prepayment.

“Warrant Return” means $1,341,624.75.

(b)	The following definition is added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“Annualized Internal Rate of Return” means an annual discount rate that results in a net present value equal to zero when such discount rate is applied to any Return, as calculated using the XIRR function in Microsoft Excel using a series of monthly cash flows and the corresponding dates associated with each cash flow; provided that the first value (representing the capital contribution (or equivalent) made by the Lenders) shall be a negative value.

ARTICLE II

CONDITIONS PRECEDENT

This Amendment shall become effective upon, and shall be subject to, the prior or simultaneous satisfaction of each of the following conditions in a manner reasonably satisfactory to the Lenders and the Administrative Agent (the date when all such conditions are so satisfied being the “Third Amendment Effective Date”):

SECTION 2.1. Counterparts. The Lenders and the Administrative Agent shall have received counterparts of this Amendment executed on behalf of the Borrower.

SECTION 2.2. Effective Date Certificate. The Lenders and the Administrative Agent shall have received a certificate, dated as of the date hereof and duly executed and delivered by a Responsible Officer of the Borrower certifying as to the matters set forth in Articles III and IV hereof, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 2.3. Costs and Expenses, etc. The Lenders and the Administrative Agent shall have received all fees, costs and expenses due and payable pursuant to Section 14.03 of the Credit Agreement (including without limitation the reasonable and documented fees and expenses of Morrison & Foerster LLP, counsel to the Lenders and the Administrative Agent), if then invoiced, together with any other fees separately agreed to by the Borrower and the Administrative Agent.

ny-1936167

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrower represents and warrants to the Lenders and the Administrative Agent as set forth below.

SECTION 3.1. Representations and Warranties, etc. Immediately prior to, and immediately after giving effect to, this Amendment, the following statements shall be true and correct:

(a)

the representations and warranties set forth in each Loan Document (as defined in the Credit Agreement) shall, in each case, be true and correct in all material respects with the same effect as if then made (or in the case of any representation and warranty subject to a materiality qualifier, true and correct in all respects), unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(b)	the Borrower has full power, authority and legal right to enter into this Amendment and perform its obligations under this Amendment and each Loan Document as amended hereby or thereby;

(c)

the transactions contemplated by this Amendment are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Amendment has been duly executed and delivered by the Borrower;

(d)

none of the transactions contemplated by this Amendment (i) requires any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for such as have been obtained or made and are in full force and effect, (ii) will violate (1) any applicable Law, the violation of which could reasonably be expected to result in a Material Adverse Effect, (2) any Organic Document of any Obligor or any of its Subsidiaries or (3) any order of any Governmental Authority the violation of which could reasonably be expected to result in a Material Adverse Effect, (iii) will violate or result in a default under any Contract binding upon any Obligor or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected (x) to result in a Material Adverse Effect or (y) solely in respect of any Material Agreement, to give rise to any rights thereunder to require any payments to be made by any such Person, any Obligor or any of their respective Subsidiaries and (iv) will result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries; and

(e)	no Default or Event of Default shall have then occurred and be continuing.

ny-1936167

ARTICLE IV

CONFIRMATION

SECTION 4.1. Guarantees, Security Interest, Continued Effectiveness. The Borrower hereby consents to the modifications made to the Loan Documents pursuant to this Amendment and hereby agrees that, after giving effect to this Amendment, each Loan Document to which it is a party is and shall continue to be in full force and effect and the same are hereby ratified in all respects, except that upon the occurrence of the effectiveness of this Amendment, all references in such Loan Documents to the “Credit Agreement”, “Loan Documents”, “thereunder”, “thereof”, or words of similar import shall mean the Credit Agreement and the other Loan Documents, as amended or otherwise modified by this Amendment.

SECTION 4.2. Validity, etc. The Borrower hereby represents and warrants, as of the date hereof, that immediately after giving effect to this Amendment, each Loan Document, in each case as modified by this Amendment (where applicable and whether directly or indirectly), to which it is a party continues to be a legal, valid and binding obligation of such Obligor, enforceable against such Person in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE V

MISCELLANEOUS

SECTION 5.1. No Waiver. Except as expressly provided herein, (i) nothing contained herein shall be deemed to constitute a waiver of any other existing or future Default or Event of Default or compliance with any term or condition contained in the Credit Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties and (ii) the Lenders and the Administrative Agent reserve all rights, privileges and remedies under the Credit Agreement and the other Loan Documents.

SECTION 5.2. Cross-References. References in this Amendment to any Article or Section are, unless otherwise specified, to such Article or Section of this Amendment.

SECTION 5.3. Loan Document Pursuant to Credit Agreement. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement, as amended hereby.

SECTION 5.4. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 5.5. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

ny-1936167

SECTION 5.6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED THAT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

SECTION 5.7. Full Force and Effect; Limited Amendment. Except as expressly  amended hereby, the Borrower agrees that all of the representations, warranties, terms, covenants, conditions and other provisions of the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments and other waivers and modifications set forth in this Amendment shall be limited precisely as provided for herein to the provisions expressly amended herein or otherwise modified or waived hereby and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Credit Party which would require the consent of the Lenders under the Credit Agreement or any of the Loan Documents.

[Signature pages to follow]

ny-1936167

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWER:

VAPOTHERM, INC.

By:	/s/ John R. Landry
Title:	Vice President and Chief Financial Officer

ny-1936167

ADMINISTRATIVE AGENT:

PERCEPTIVE CREDIT HOLDINGS II, LP

By	Perceptive Credit Opportunities GP, LLC, its General Partner

By	/s/ Sandeep Dixit
	Title:	Chief Credit Officer

By	/s/ Sam Chawla
	Title:	Portfolio Manager

ny-1936167

LENDER:

PERCEPTIVE CREDIT HOLDINGS II, LP

By	Perceptive Credit Opportunities GP, LLC, its General Partner

By	/s/ Sandeep Dixit
	Title:	Chief Credit Officer

By	/s/ Sam Chawla
	Title:	Portfolio Manager

ny-1936167